EXHIBIT 99.1
Rick Abshire
                              (713) 881-3609
FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES FIRST QUARTER 2014 EARNINGS AND DIVIDEND

Houston (May 9, 2014) -- Adams Resources & Energy, Inc., (NYSE MKT - AE), announced first quarter 2014 unaudited net earnings of $5,363,000 or $1.27 per common share on revenues of $949,189,000.  This compares to unaudited first quarter 2013 net earnings of $8,015,000 or $1.90 per common share.  Net cash provided by operating activities totaled $35,411,000 for the three-month period ended March 31, 2014.

Frank T. “Chip” Webster, President and Chief Executive Officer, attributed the earnings reduction to narrowed unit margins within the Company’s crude oil marketing business.  During  2013, the Company benefitted from underdeveloped infrastructure in the South Texas supply region caused by the establishment of new field production from the Eagle Ford trend.  In 2014, the supply-demand balance stabilized causing unit margins to revert to more historically typical levels.

A summary of operating results follows:

	First Quarter
	2014	2013
Operating Earnings (Expense)
Crude oil marketing	$9,370,000	$13,434,000
Transportation	1,175,000	1,398,000
Oil and gas	121,000	(131,000)
Administrative expenses	(2,254,000)	(2,032,000)
	8,412,000	12,669,000
Interest income (expense), net	42,000	36,000
Income tax (provision) benefit	(3,091,000)	(4,632,000)
Discontinued operation earnings (loss)	-	(58,000)
Net earnings	$5,363,000	$8,015,000

The Company also announced that its Board of Directors declared a quarterly cash dividend in the amount of $.22 (twenty-two cents) per common share, payable on June 17, 2014 to shareholders of record as of June 3, 2014.

The Company’s quarterly report on Form 10-Q for the period ended March 31, 2014 will be filed with the Securities and Exchange Commission on May 12, 2014 and will be available on the Company’s website at “adamsresources.com”.
……………………………………………….
The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except per share data)
	Three Months Ended
	March 31,	March 31,
	2014	2013

Revenues	$949,189	$952,435

Costs, expenses and other	(940,735)	(939,730)
Income tax (provision)	(3,091)	(4,632)

Earnings from continuing operations	5,363	8,073
Earnings (loss) from discontinued operations	-	(58)
Net earnings	$5,363	$8,015

Earnings (loss) per share:
From continuing operations	$1.27	$1.91
From discontinued operations	-	(.01)
Basic and diluted net earnings per common share	1.27	1.90

Dividends per common share	$.22	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	March 31,	December 31,
	2014	2013

ASSETS
Cash and marketable securities	$87,379	$60,733
Other current assets	280,563	290,997
Total current assets	367,942	351,730

Net property & equipment	91,908	91,865
Deposits and other assets	4,762	4,487
	$464,612	$448,082

LIABILITIES AND EQUITY
Total current liabilities	$284,829	$272,169
Deferred tax and other liabilities	20,663	21,228
Shareholders’ equity	159,120	154,685
	$464,612	$448,082